EXHIBIT 99.1

Allied Capital Increases Dividend to $0.59 Per Share

January 23, 2006 –– Washington, DC –– Allied Capital Corporation (NYSE: ALD) today announced that it has increased its regular quarterly dividend to $0.59 per share. This dividend represents the 170th consecutive quarterly dividend for Allied Capital shareholders since 1963. Allied Capital distributed a total of $2.33 per share in dividends to shareholders in 2005, including a $0.03 extra dividend.

The dividend is payable as follows:
Record date: Payable date:	March 17, 2006 March 31, 2006

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, the Company has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate aggregate revenues of more than $10 billion and employ more than 90,000 people.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. All media inquiries should be directed to Stan Collender of Financial Dynamics at (202) 434-0601.

Forward-Looking Statements
The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in Allied Capital’s periodic filings with the Securities and Exchange Commission.

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